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                                                                      EXHIBIT 99

                 [LOGO OF INTERNATIONAL CABLETEL INCORPORATED]

                                                           FOR IMMEDIATE RELEASE

                INTERNATIONAL CABLETEL INCORPORATED ACQUIRES THE
               REMAINING 40% MINORITY INTEREST IN THE SOUTH WALES
                    TELECOMMUNICATIONS AND CABLE FRANCHISES

(New York, New York and Farnborough, Hampshire, Cardiff, South Wales; October 8th, 1996)

     International CableTel Incorporated (NASDAQ: ICTL) ("CableTel") announced today that it had acquired the remaining 40% interest it did not already own in its South Wales, U.K. cable/telephony franchises. The interest being acquired is owned by Hyder Plc, through various subsidiaries, in a joint venture created in 1993. This joint venture operates U.K. cable/telephony franchises comprising approximately 540,000 franchised homes.

     CableTel is acquiring the interest in exchange for $78 million stated value of a new class of CableTel non-voting convertible preferred stock. The preferred stock issued to Swalec Telco Investments Limited will be convertible into shares of CableTel common stock having an aggregate value of $78 mil lion. Dividends will not be payable for five years on the preferred stock, but thereafter will be payable at a rate of 5% per annum payable in cash, CableTel common stock or additional preferred stock, at CableTel's option. Resale of the common stock into which the preferred stock is convertible is subject to certain resale restrictions and compliance with U.S. securities laws.

     CableTel also operates telecommunications and cable television franchises in the West of Scotland, Hertfordshire, Bedfordshire, Northern Ireland, Surrey, East Hampshire and West Yorkshire.



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FOR FURTHER INFORMATION, IN THE U.S., CONTACT:  J. Barclay Knapp, President or
Richard J. Lubasch, Senior Vice President at 212-371-3714; in the U.K. contact Allison Smith at 011 44 1252 402 662.